Exhibit 99.3

True Nature Holding Names James Driscoll to Succeed Dr. William Ross on Board of Directors

Apr 11, 2016

True Nature Holding Names James Driscoll to Succeed Dr. William Ross on Board of Directors

ATLANTA, GA--(Marketwired - Apr 11, 2016) - True Nature Holding, Inc. (OTCQB: TNTY) today announced that it has appointed Mr. James Driscoll to its Board of Directors and accepted the resignation of Dr. William Ross who is retiring.

True Nature CEO Steve Keaveney stated, "I am pleased that Jim Driscoll is joining our team. He is an experienced C-level manager with extensive experience in operations as well as mergers and acquisitions. I have known him personally for a number of years, and we are already benefiting from his experience in business development and finance."

Mr. Driscoll, 54, is currently CEO of Channel Terminals, LLC, a crude oil liquids terminals and refinery based in Houston, TX and a Board member of Double Zero Recycling LLC. He also serves as an Advisory Board Member at HealPros LLC, a diabetic retinal imaging business, and Funding University LLC, an early stage online peer to peer lending business targeted on secondary education.

Previously he was President of Method Holdings, LLC, from 2011 until late 2013. Between 2006 and 2011 Mr. Driscoll was a Senior Partner with private equity firm 1848 Capital Partners LLC. From 2009 to 2010 he was COO and Executive Vice President of CareDynamix LLC, a healthcare business focused on provision of onsite vaccination services around the US.

He has an MBA from Harvard University (1991) and a BA in English Literature from Bowdoin College (1984).

Coincident with Mr. Driscoll's appointment to the Board, True Nature accepted the resignation of Dr. William Ross, who recently turned 70 years of age. Dr. Ross had previously announced his intent to retire and begin a more relaxed life. "I am very pleased to have been a part of the True Nature founding group, and remain very excited about the prospects for its future," said Ross. There were no disagreements or issues between Dr. Ross and the Company.

About True Nature Holding, Inc.: True Nature Holding's business plans a roll-up of businesses in the compounding pharmacy industry. The plan is to acquire compounding pharmacies who have operated locally, but who may have specialty formulations seek a larger market. These pharmacies may serve both the veterinary and human markets. To achieve its goals, it intends to establish a national online pharmacy, True Nature Pharmacy, which will be a wholly owned subsidiary, and will market its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

For more information, please contact:

Stephen Keaveney

Chief Executive Officer

True Nature Holdings, Inc.

404-254-6980

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